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FOR IMMEDIATE RELEASE

CONTACT: Gary S. Jacob
         (732) 302-1111


              CALLISTO PHARMACEUTICALS ANNOUNCES APPOINTMENT OF NEW
                        MEMBERS OF THE BOARD OF DIRECTORS

 Certain Management Changes in Connection with the Merger Agreement with Synergy
                              Pharmaceuticals Inc.

         New York, New York - June 30, 2003 - Callisto Pharmaceuticals, Inc. (OTCBB: CLSP) announced that in connection with its merger with Synergy Pharmaceuticals Inc., new members of the Board of Directors have been appointed and certain changes have been made to management. The new Board of Directors consists of Gabriel M. Cerrone, the Acting Chairman of the Board, Christoph Bruening, Iain Ross, Edwin Snape and Albert J. Henry. In addition, Gary S. Jacob, Ph.D. has been appointed Acting Chief Executive Officer in addition to his duties as Chief Scientific Officer, Kunwar Shailubhai, Ph.D. has been appointed Executive Vice President and Head of Research and Development and Donald Picker, Ph.D. has been appointed Vice President, Drug Development.

         Callisto is a biopharmaceutical company focused on the development of drugs to treat multiple myeloma, other cancers and osteolytic bone disease. Callisto's lead drug candidate, Atiprimod, is a small-molecule, orally available drug with antiproliferative and antiangiogenic activity. Atiprimod successfully completed Phase I clinical trials in rheumatoid arthritis patients and Callisto plans to enter Atiprimod in a safety and proof-of-principle clinical trial in multiple myeloma patients. Callisto intends to submit to the FDA by August 2003 an IND to treat multiple myeloma patients. The drug is also being explored as an agent to treat osteolytic bone disease. In addition, Callisto has programs focused on the development of an analog of the human intestinal hormone, uroguanylin, to treat colon cancer, and drugs to protect against staphylococcal and streptococcal bioweapons, as a protection against the devastating effects of toxic shock syndrome. Callisto has two operating subsidiaries, Callisto Research Labs, LLC and Synergy Pharmaceuticals Inc.

         Included in this release are "forward-looking: statements. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. Callisto's actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors.